UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2011

AXION INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, New Jersey (Address of principal executive offices)	07974 (Zip Code)

Registrant’s telephone number, including area code: (908) 542-0888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Steven Silverman’s Amended Employment Agreement

On May 10, 2011, the Company amended its employment agreement with Steven Silverman, the Company’s Chief Executive Officer. Under the terms of the amended agreement, Mr. Silverman’s annual base compensation was increased to $210,000 and will be further increased to $300,000 and $375,000 by Axion achieving $15 million in sales during any fiscal year and by Axion achieving $25 million in sales during any fiscal year, respectively.

Also, Mr. Silverman was awarded 150,000 options at an exercise price of $1.20 per share. Mr. Silverman was issued (i) an option to purchase an additional 150,000 shares of common stock exercisable at $1.75 per share upon the Company achieving $20 million in sales during any fiscal year; and (ii) an option to purchase an additional 100,000 shares of common stock exercisable at $2.00 per share upon the Company achieving $50 million in sales during any fiscal year.

Mr. Silverman is also entitled to an additional 200,000 options at the then market price of the Company’s common stock upon achieving certain management designated objectives.

James J. Kerstein’s Amended Employment Agreement

On May 10, 2011, the Company amended its employment agreement with James J. Kerstein, the Company’s Chief Technology Officer. Under the terms of the amended agreement, Mr. Kerstein will receive annual base compensation in the amount of $185,000 which will increase to $220,000 and $250,000 at such time the Company has achieved annual revenues of $15 million and $25 million, respectively.

On May 10, 2011, Mr. Kerstein was awarded 100,000 options at an exercise price of $1.20 per share.  285,779 options held by Mr. Kerstein were revised to vest upon annual revenues of $20 million from its present level of $15 million and 285,779 options were revised to vest upon the Company achieving revenues of $50 million from the previously $25 million level.

Mr. Kerstein has agreed to enter into a one year lock up agreement with respect to shares of common stock presently owned by him. He may transfer up to 150,000 shares without any restrictions (except those imposed by applicable laws) and the remaining shares may be leaked out depending upon the trading price of the Company’s common stock.

Bonus Pool

On May 10, 2011, the Company established a bonus pool which authorizes payments to management and directors based upon the Company achieving various profit levels. The purpose of the bonus pool (“Pool”) is to increase our management’s, non-employees’ and directors’ interests in the Company as well as to enable us to attract and maintain the services of experienced and high qualified management and non-employee directors. The Pool is administered by the compensation committee of our board of directors. Under the Pool, three percent (3%), six percent (6%) and nine percent (9%) of the Company’s earning before interest, taxes and depreciation may be awarded based upon profit levels of $0 to $2 million, $2 to $10 million and $10 to $15 million, respectively. The directors are not eligible for any of the Pool’s compensation upon the Company meeting the initial threshold. For the second and third threshold levels, directors will be eligible to receive an aggregate of one percent (1%) and two percent (2%) of the eligible compensation.

Additional Option Grants

On May 10, 2011, Perry Jacobson, the Company’s Chairman of the Board, was awarded options to purchase 250,000 shares exercisable at $1.20 per share.

ITEM 9.01	FINANCIAL STATEMENT AND EXHIBITS

Exhibit No.	Description of Exhibits
10.1	Amended Employment Letter with Steven Silverman, dated May 10, 2011
10.2	Amended Employment Letter with James J. Kerstein, dated May 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axion International Holdings, Inc.

Dated: May 16, 2011	By:	/s/ Donald Fallon
Name: Donald Fallon
Chief Financial Officer